EXHIBIT 2.2
                                                                     -----------


Confidential treatment requested as to certain information contained in this
Exhibit 2.2 and filed separately with the Securities and Exchange Commission.





                             CONTRIBUTION AGREEMENT



                                  by and among

                                SPIRE CORPORATION
                             GLORIA SOLAR CO., LTD.

                                       and

                      GLORIA SOLAR (DELAWARE) COMPANY, LTD.



                            Dated as of July 31, 2007

                                TABLE OF CONTENTS

CONTENTS

   SECTION 1.01.     CERTAIN DEFINED TERMS....................................2

ARTICLE II ORGANIZATION AND CONTRIBUTIONS....................................10

   SECTION 2.01.     ORGANIZATION OF THE COMPANY.............................10
   SECTION 2.02.     CONTRIBUTION OF COMPANY BUSINESS TO THE COMPANY.........11
   SECTION 2.03.     ASSUMPTION AND EXCLUSION OF SPIRE LIABILITIES...........11
   SECTION 2.04.     GLORIA CASH CONTRIBUTION TO THE COMPANY.................11
   SECTION 2.05.     OWNERSHIP INTERESTS.....................................11
   SECTION 2.06.     CLOSING.................................................11
   SECTION 2.07.     CLOSING DELIVERIES BY SPIRE.............................12
   SECTION 2.08.     CLOSING DELIVERIES BY GLORIA............................12
   SECTION 2.09.     CLOSING DELIVERIES BY THE COMPANY.......................12
   SECTION 2.10.     POST-CLOSING ACTIONS AND DELIVERIES.....................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SPIRE..........................13

   SECTION 3.01.     ORGANIZATION, AUTHORITY AND QUALIFICATION...............13
   SECTION 3.02.     NO CONFLICT.............................................14
   SECTION 3.03.     CONSENTS AND APPROVALS..................................14
   SECTION 3.04.     TITLE TO THE ASSETS.....................................14
   SECTION 3.05.     ABSENCE OF LITIGATION...................................14
   SECTION 3.06.     COMPLIANCE WITH LAWS; PERMITS...........................15
   SECTION 3.07.     CONTRACTS...............................................15
   SECTION 3.08.     TAXES...................................................15
   SECTION 3.09.     SUFFICIENCY OF SPIRE CONTRIBUTED ASSETS.................15
   SECTION 3.10.     EMPLOYEES; EMPLOYEE BENEFITS............................16
   SECTION 3.11.     SPIRE FINANCIALS........................................16
   SECTION 3.12.     INTELLECTUAL PROPERTY...................................16
   SECTION 3.13.     RECEIVABLES.............................................17
   SECTION 3.14.     FULL DISCLOSURE.........................................18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GLORIA AND GLORIA (DELAWARE)....18

   SECTION 4.01.     ORGANIZATION, AUTHORITY AND QUALIFICATION...............18
   SECTION 4.02.     NO CONFLICT.............................................19
   SECTION 4.03.     CONSENTS AND APPROVALS..................................19
   SECTION 4.04.     ABSENCE OF LITIGATION...................................19
   SECTION 4.05.     EXPORT REGULATIONS AND OTHER LAWS.).....................19

ARTICLE V ADDITIONAL AGREEMENTS..............................................20

   SECTION 5.01.     ACCESS TO INFORMATION...................................20
   SECTION 5.02.     CONFIDENTIALITY.........................................20
   SECTION 5.03.     THIRD PARTY CONSENTS....................................20
   SECTION 5.04.     NOTICE OF DEVELOPMENTS..................................21
   SECTION 5.05.     TAX COOPERATION AND EXCHANGE OF INFORMATION.............21
   SECTION 5.06.     CONVEYANCE TAXES........................................21
   SECTION 5.07.     SPIRE TRANSFERRED EMPLOYEES.............................21
   SECTION 5.08.     IT ASSETS LICENSE AGREEMENT.............................22
   SECTION 5.09.     JOINT VENTURE ANCILLARY AGREEMENTS......................22
   SECTION 5.10.     NON-COMPETITION.........................................22
   SECTION 5.11.     FURTHER ACTION..........................................23

ARTICLE VI INDEMNIFICATION...................................................23

   SECTION 6.01.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............23

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   SECTION 6.02.     INDEMNIFICATION.........................................23

ARTICLE VII TERMINATION AND WAIVER...........................................24

   SECTION 7.01.     TERMINATION.............................................24
   SECTION 7.02.     EFFECT OF TERMINATION...................................25

ARTICLE VIII GENERAL PROVISIONS..............................................25

   SECTION 8.01.     EXPENSES................................................25
   SECTION 8.02.     NOTICES.................................................25
   SECTION 8.03.     PUBLICITY...............................................26
   SECTION 8.04.     SEVERABILITY............................................26
   SECTION 8.05.     ENTIRE AGREEMENT........................................26
   SECTION 8.06.     INTERPRETATION..........................................26
   SECTION 8.07.     ASSIGNABILITY AND PARTIES IN INTEREST...................26
   SECTION 8.08.     AMENDMENTS AND WAIVERS..................................27
   SECTION 8.09.     SPECIFIC PERFORMANCE....................................27
   SECTION 8.10.     NONDISCLOSURE OF TERMS OF AGREEMENT.....................27
   SECTION 8.11.     GOVERNING LAW...........................................27
   SECTION 8.12.     DISPUTE RESOLUTION......................................27
   SECTION 8.13.     COUNTERPARTS............................................28


EXHIBITS

A    Form of Employment Agreement

B    Form of Severance Agreement and Release

C    Quotation and Agreement for Services

SCHEDULES

2.02(a)    Spire Contracts

2.02(b)    Excluded Assets


SPIRE DISCLOSURE SCHEDULE



                                       ii
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                             CONTRIBUTION AGREEMENT

     CONTRIBUTION AGREEMENT, dated as of July 31, 2007, by and among Spire Corporation, a Massachusetts corporation ("Spire"); Gloria Solar Co., Ltd., a corporation organized and existing under the laws of Taiwan, Republic of China ("Gloria"); Gloria Solar (Delaware) Company, Ltd., a Delaware corporation wholly owned by Gloria ("Gloria (Delaware)"); and ***, an individual residing in the Commonwealth of Massachusetts (joining this Agreement solely for the purpose of Section 5.07(b) (each of Spire, Gloria and Gloria (Delaware) being referred to herein as a "Party" and, collectively, the "Parties").

                              W I T N E S S E T H:

     WHEREAS, Spire is a leading supplier in the design and manufacture of specialized equipment for producing photovoltaic ("PV") solar modules. Spire also manufactures, designs, and installs high-quality PV systems and components;

     WHEREAS, Gloria manufactures and sells PV solar modules and intends to enter the United States market;

     WHEREAS, Spire and Gloria desire to organize a limited liability company (the "Company") under the laws of the State of Delaware for the purpose of conducting a business of design, marketing, sale and installation of PV Systems using PV Modules manufactured by Gloria and the Company and intend that the Company be a leading PV System provider to commercial, government and utility customers in the United States;

     WHEREAS, Spire desires to contribute to the Company Business, including all right, title and interest of Spire in and to the property and assets (both tangible and intangible) of the Company Business, and, in connection therewith, the Company shall assume certain liabilities of Spire relating thereto, all upon the terms and subject to the conditions set forth herein;

     WHEREAS, Gloria Parties (as defined below) desire to contribute to the Company the Gloria Cash Contribution upon the terms and subject to the conditions set forth herein;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Spire and Gloria are entering into an Asset Purchase Agreement, dated as of the date hereof (the "Asset Purchase Agreement"), pursuant to which Gloria will purchase from Spire certain PV Module manufacturing assets;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and intending to be legally bound hereby, the Parties hereby agree as follows:

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Certain Defined Terms. For purposes of this Agreement:

     "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, the Company, Spire and the Gloria Parties shall not be deemed to be Affiliates of each other.

     "Agreement" or "this Agreement" means this Contribution Agreement, dated as of July 31, 2007, by and among Spire, Gloria and Gloria (Delaware) (including the Exhibits and Schedules hereto) and all amendments hereto made in accordance with the provisions hereof.

     "Ancillary Agreements" means the Joint Venture Ancillary Agreements and the Asset Purchase Ancillary Agreements.

     "Asset Purchase Ancillary Agreements" means the Asset Purchase Ancillary Agreements, as defined in the Asset Purchase Agreement.

     "Assignment and Assumption Agreement " means the Assignment and Assumption Agreement by and between Spire and the Company as of the date hereof, pursuant to which Spire shall sell, convey, transfer, assign and deliver to the Company all of Spire's right, title and interest in and to the Spire Contracts.

     "Business Day" means any Day that is not a Saturday, a Sunday or other day on which banks are required or authorized by applicable Law to be closed in the Republic of China or the United States.

     "Company Business" means the design, marketing, sale, installation coordination and project management of PV Systems to commercial, government, and utility customers in the United States using PV Modules and all other types of photovoltaic electricity-generating panels ***, and the provision of services to Gloria or its Affiliates for purposes of manufacturing PV Modules pursuant to the Subcontracting Agreement. For the avoidance of doubt, the Company Business shall not be deemed to include the designing, building, and selling of PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment).

     "Contract" means, as to any Person, any contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other instrument,

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

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

obligation or commitment or undertaking of any nature as to which the Person is a party or by which its assets, properties or business is bound.

     "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise, including the ownership, directly or indirectly, of securities or ownership interests having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

     "Conveyance Taxes" means all sales, use, value added, transfer, stamp, stock transfer, real property transfer, or gains and similar Taxes.

     "Days" or "days" means all calendar days, regardless of whether such days are legal holidays under the laws of the United States or any State or the laws of the Republic of China.

     "Employee Benefit Plan" means, with respect to any Party hereto, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Party or such Party's Affiliates or to which such Party or such Party's Affiliates made or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Party or such Party's Affiliates or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), each severance plan or agreement, health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal plan and each other employee benefit plan, fund, program, agreement, arrangement or scheme.

     "Employment Liabilities" means all Liabilities arising under, resulting from or relating to (whether incurred before, on or after the Closing): (a) the Spire Employee Benefit Plan; or (b) Spire's or its Affiliates' employment of or termination of or transfer of its current or former employees, directors, managers, officers, consultants, independent contractors, contingent workers and leased employees (including the Spire Transferred Personnel), including in either case all accrued or unpaid salaries, wages, bonuses (including all signing bonuses or other payments in connection with the transactions contemplated by this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements), commissions, unreimbursed expenses, paid-time-off pay, vacation pay, severance pay, compensation for non-competition, confidentiality, non-solicitation, or any other covenant, royalties or rewards related to any

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

Intellectual Property, and other compensation in relation to any services performed by them or amounts required to be reimbursed to them.

     "Encumbrance" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environmental Laws" means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss. 301 et seq.

     "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Excluded Taxes" means: (a) all Income Taxes owed by Spire or any of its Affiliates for any period; (b) all Taxes relating to the Company Business or the Spire Contributed Assets for any Pre-Closing Period; (c) all Taxes of Spire or any other Person by reason of being a member of a consolidated, combined, unitary or affiliated group that includes Spire or any of its present or past Affiliates, by reason of a tax sharing, tax indemnity of similar agreement entered into by the Seller or any of its present or past Affiliates (other than this Agreement) or by reason of transferee or successor liability arising in respect of a transaction undertaken by Spire or any of its present or past Affiliates; and (d) Taxes imposed on any Gloria Party as a result of any breach by Spire of any representation or warranty or covenant relating to Taxes. For purposes of this Agreement, in the case of any Straddle Period: (i) Income Taxes relating to the Company Business or the Spire Contributed Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of the closing of business on the date of the Closing; and (ii) Property Taxes related to the Company Business or the Spire Contributed Assets for any Pre-Closing Period shall be allocated by apportioning a pro rata portion of such Property Taxes to each day in the relevant Straddle Period.

     "Gloria Parties" or "Gloria Party" means Gloria and Gloria (Delaware).

     "Gloria-Company Trademark License Agreement" means that certain trademark license agreement by and between Gloria and the Company as of the date hereof.

     "Governmental Authority" means any foreign, federal, national, supranational, state, provincial, municipal, local, or similar government, governmental, regulatory or

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administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Hazardous Material" means: (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance that is regulated by any Environmental Law.

     "Hazardous Material Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

     "Income Taxes" means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

     "Indemnified Party" means a Spire Indemnified Party or a Gloria Indemnified Party, as the case may be.

     "Indemnifying Party" means Spire pursuant to Section 6.02(a) or Gloria pursuant to Section 6.02(b), as the case may be.

     "Intellectual Property" means intellectual property of any type throughout the world, including the following: (a) Patents; (b) Trade Secrets; (c) database rights, original works of authorship, copyrights, copyright registrations and applications therefor, renewals and extensions thereto and all other rights corresponding thereof throughout the world; (d) Mask Works; (e) industrial designs and any registrations and applications therefor throughout the world;
(f) rights in World Wide Web addresses and domain names and applications and registrations therefor; (g) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including the goodwill of the business symbolized thereby or associated therewith; and (h) Software, and any and all other proprietary rights throughout the world.

     "IT Assets" means the InSpire Data Acquisition System.

     "Joint Venture Ancillary Agreements" means the the Assignment and Assumption Agreement, the Technology License Agreement, the Gloria-Company Trademark License Agreement, the Spire-Company Trademark License Agreement, and the Transitional Services Agreement.

     "Knowledge of Spire," "Spire's Knowledge" or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the employees and

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officers of Spire and who would reasonably be expected to have knowledge of the relevant subject matter.

     "Law" means any foreign, federal, national, supranational, state, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

     "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental
Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     "Mask Works" means mask works, mask work registrations and applications therefore, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

     "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance, or effect (any such item, an "Effect") that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or would be reasonably expected to have a material adverse effect on: (a) the business, operations, assets (including intangible assets), liabilities, financial condition or results of operations of Spire or Gloria (as the case may be), taken as a whole; or (b) Spire's or Gloria's ability (as the case may be) to timely perform its obligations under this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements, except, in any case under clause (a) or (b), for any such Effects arising primarily and directly out of any of the following: (i) the performance by Spire or Gloria (as the case may be) of its obligations under this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements, or the consummation by Spire or Gloria (as the case may be) of the transactions contemplated hereby or thereby; (ii) the announcement of this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements and the transactions contemplated hereby and thereby, as well as the pendency of the transactions contemplated hereby and thereby; (iii) any changes in general economic, regulatory or political conditions; or (iv) any changes affecting the PV System or PV Module business generally.

     "Operating Agreement" means the Operating Agreement by and among Spire, Gloria (Delaware) and the Company as of the date hereof, which governs the rights and obligations of Spire, Gloria (Delaware) and the Company in respect of the management and operation of the Company.

     "Owned Intellectual Property" means all Intellectual Property owned by Spire and used, through the date of Closing, in connection with the Company Business.

     "Patents" means: (a) patents and patent applications, including provisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof; (b) inventions, discoveries (whether or not patentable or reduced to practice) and improvements thereto; (c) statutory invention registrations; and (d) all other rights corresponding to the foregoing in subsections (a) through (c) throughout the world.

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     "Permitted Encumbrances" means: (a) liens for Taxes and other governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business and not due to a failure to pay the required amounts within applicable payment periods; (c) pledges and deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements, minor survey exceptions, and other customary encumbrances on title to real property, that, in each case, do not materially adversely affect the value of such property or the use of such property for its present purposes.

     "Person" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity or group of related entities.

     "Pre-Closing Period" means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

     "Primary Transaction Agreements" means this Agreement, the Operating Agreement, and the Asset Purchase Agreement.

     "Property Taxes" means real and personal AD VALOREM property Taxes and any other Taxes imposed on a periodic basis and measured by the items' deemed value.

     "PV Module" means a photovoltaic electricity-generating panel using any variety of silicon and deposited metals with peak electricity production of less than five hundred seventy-five (575) watts and dimensions with a maximum limit of two hundred fifty centimeters (250 cm) by one hundred fifty centimeters (150 cm).

     "PV System" means an electricity generating system comprising one or more interconnected PV Modules and additional balance of system components, typically installed on rooftops, or as ground-mounted arrays, or integrated into building designs, which can be interconnected to the electric utility grid (grid-tied) or separate from the utility grid (off-grid).

     "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Company Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

     "Software" means all: (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code; (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (c) development and design tools, library functions and compilers; (d) technology supporting websites, and the contents and audiovisual displays of websites; and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

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     "Spire Disclosure Schedule" means the Disclosure Schedule of Spire attached hereto, dated as of the date hereof, and forming a part of this Agreement.

     "Spire Employee Benefit Plan" means each Employee Benefit Plan of Spire with respect to current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers and leased employees including the Spire Transferred Employees.

     "Spire Financials" means (i) the balance sheets of the Company Business as of December 31, 2005 and 2006, and the income statements and the cash flow statements of the Company Business for the years ended December 31, 2005 and 2006, and (ii) the balance sheet of the Company Business as of June 30, 2007, and the income statement and the cash flow statement of the Company Business for the six-month period ended June 30, 2007.

     "Spire PV Technology" means the Owned Intellectual Property and the IT Assets necessary for the use of or otherwise used in connection with the design, marketing, sales, installation and coordination of PV Systems to commercial, government, or utility customers using PV Modules, but excluding items germane to PV Modules or the manufacturing of PV Modules.

     "Spire-Company Trademark License Agreement" means the trademark license agreement by and between Spire and the Company as of the date hereof.

     "Spire-Gloria Trademark License Agreement" means the trademark license agreement by and between Spire and Gloria as of the date hereof.

     "Straddle Period" means any taxable period beginning on or prior to and ending after the date of Closing.

     "Subcontracting Agreement" means the Subcontracting Agreement by and between Gloria and the Company as of the date hereof, pursuant to which Gloria shall subcontract the Company to operate the assets purchased by Gloria under the Asset Purchase Agreement.

     "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, AD VALOREM, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs' duties, tariffs, and similar charges.

     "Tax Returns" means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

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     "Technology License Agreement" means the Technology License Agreement by and between the Company as licensor and Spire as the licensee as of the date hereof.

     "Trade Secret" means trade secrets, know-how, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data and business data.

     "Trademark License Agreements" means the Spire-Company Trademark License Agreement, the Gloria-Company Trademark License Agreement, and the Spire-Gloria Trademark License Agreement.

     "Transitional Services Agreement" means the Transitional Services Agreement by and between Spire and the Company as of the date hereof, pursuant to which Spire shall provide certain transitional services to the Company with respect the Company Business.

     "US GAAP" means United States generally accepted accounting principles.

     "***.

     Section 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

     Definition                                        Location
     Asset Purchase Agreement                          Recitals
     Assumed Liabilities                               2.03(a)
     Closing                                           2.06
     Company                                           Recitals
     Employment Agreement                              5.07
     Excluded Assets                                   2.02(b)
     Excluded Liabilities                              2.03(b)
     Gloria                                            Preamble
     Gloria Cash Contribution                          2.04
     Gloria Indemnified Party                          6.02(a)
     Gloria (Delaware)                                 Preamble
     IT Assets License Agreement                       5.08
     Loss                                              6.02(a)
     Offer Letter                                      5.07
     Party or Parties                                  Preamble
     Permits                                           3.06(b)
     PV                                                Recitals
     Severance Agreement and Release                   5.07

     Spire                                             Preamble


*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     Spire Contracts                    2.02(a)
     Spire Contributed Assets           2.02(a)
     Spire Indemnified Party            6.02(a)
     Spire Transferred Employees        3.10

     Section 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

     (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

     (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

     (h) references to a Person are also to its successors and permitted assigns; and

     (i) the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                                   ARTICLE II

                         ORGANIZATION AND CONTRIBUTIONS

     Section 2.01. Organization of the Company. On the Closing Date, the Parties shall take or cause to be taken all necessary action to incorporate the Company with the name "Gloria Spire Solar, LLC" under the Delaware Limited Liability Company Act. The Parties agree that the Company shall adopt a Certificate of Formation substantially in the form attached as Exhibit A to the Operating Agreement.

     Section 2.0. Contribution of Company Business to the Company. (a) Effective at the Closing, Spire hereby contributes and assigns all right, title and interest in and to the assets and properties (both tangible and intangible) owned by Spire primarily relating to the Company Business to the Company (the "Spire Contributed Assets"), including, without limitation: (i) each Contract listed on Schedule 2.02(a) (the "Spire Contracts"); (ii) the Spire PV Technology; and (iii) all Receivables.

     (b) For the avoidance of doubt, the Spire Contributed Assets shall exclude the assets set forth on Schedule 2.02(b) (collectively, the "Excluded Assets").

     Section 2.03. Assumption and Exclusion of Spire Liabilities. (a) The Company shall only be responsible for (i) the obligation to provide services to third parties under the Spire Contracts and (ii) the Liabilities arising from or in connection with the Spire Contributed Assets, to and only to the extent such Liabilities are due to be performed after the Closing (the "Assumed Liabilities").

     (b) Spire shall retain, and shall be responsible for paying, performing and discharging when due, and the Company shall not assume or have any responsibility for: (i) all Liabilities of Spire (other than the Assumed Liabilities), including, without limitation, any and all Liabilities arising from or in connection with the Excluded Assets; (ii) the Excluded Taxes; (iii) all Employment Liabilities attributable to periods prior to their hire by the Company, or as a result of the termination of their employment with Spire; and
(iv) all Liabilities relating to or arising out of: (A) the presence or release of any Hazardous Materials in, on, from or under any property formerly owned, leased, used or occupied by the Company Business, or any third party location to which Spire sent, or caused to be sent, Hazardous Materials prior to the Closing; or (B) any Hazardous Material Activity by the Company Business prior to the Closing (collectively, the "Excluded Liabilities"). Spire shall pay and discharge the Excluded Liabilities as and when the same become due and payable.

     Section 2.04. Gloria Cash Contribution to the Company. Within thirty (30) days of the Closing Date, Gloria (Delaware) shall, and Gloria shall cause Gloria (Delaware) to, contribute that amount set forth at Schedule 2.04 to the Company (the "Gloria Cash Contribution").

     Section 2.05. Ownership Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Gloria and Spire shall directly or indirectly own fifty-five percent (55%) and forty-five percent (45%), respectively, of the equity interest in the Company.

     Section 2.06. Closing. On the terms and subject to the conditions of this Agreement, the delivery of the Spire Contributed Assets and the Cash Contribution and the execution of the Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements shall take place at a closing (the "Closing") to be held at the office of Spire, One Patriots Park, Bedford, Massachusetts as of the date hereof.

     Section 2.07. Closing Deliveries by Spire. At the Closing, Spire shall deliver or cause to be delivered to the Company or Gloria, as applicable:

     (a) executed counterparts of the Operating Agreement each Joint Venture Ancillary Agreement to which Spire is a party;

     (b) a certificate of the Secretary or an Assistant Secretary of Spire certifying the names and signatures of the officers of Spire authorized to sign this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

     (c) a list of all projects relating to the Company Business that Spire has completed for its customers, which shall set forth a brief description of each such project and the name of the corresponding customer, and a list of all business opportunities in connection with the Company Business that Spire has sought for from its existing or potential customers prior to the Closing, which, in each case, the Company shall have the right to use for marketing purposes;

     (d) Spire's PV System business plan setting forth a list of all on-going projects of Spire relating to the Company Business.

     Section 2.08. Closing Deliveries by Gloria. At the Closing, Gloria shall deliver or cause to be delivered to the Company or Spire, as applicable:

     (a) executed counterparts of each Joint Venture Ancillary Agreement to which a Gloria Party is a party; and

     (b) a certificate of the Secretary or an Assistant Secretary of each Gloria Party certifying the names and signatures of the officers of each Gloria Party authorized to sign this Agreement and the Joint Venture Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

     Section 2.09. Closing Deliveries by the Company. At the Closing, the Parties shall cause the Company to deliver or cause to be delivered to Spire or Gloria, as applicable:

     (a) executed counterparts of the Operating Agreement and each Joint Venture Ancillary Agreement to which it is a party;

     (b) such other instruments or documents that are reasonably necessary to effect the transactions contemplated by this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements.

     Section 2.10. Post-Closing Actions and Deliveries. (a) Within fourteen (14) days after the Closing, (i) Spire shall deliver to Gloria a true and complete copy, certified by the Secretary or an Assistant Secretary of Spire, of the resolutions duly and validly adopted by the Board of Directors of Spire evidencing its authorization of the execution and delivery of this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; (ii) Gloria shall deliver to Spire a true and complete copy, certified by the Chief Executive Officer of Gloria, of the resolutions duly and validly adopted by the Board of Directors of Gloria evidencing its authorization of the execution and delivery of this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and (iii) Spire and Gloria shall cause the Company to deliver to Gloria a written notice in respect of the designation of a bank account for purposes of receiving the Gloria Cash Contribution (the "Bank Account Designation Notice").

     (b) Within thirty (30) days after the Closing: (i) Gloria shall deliver to the Company the Gloria Cash Contribution by wire transfer in immediately available funds to a bank account designated in the Bank Account Designation Notice, and the Company shall deliver to Gloria the receipt for the Gloria Cash Contribution on the date on which the Gloria Cash Contribution is delivered;
(ii) Spire shall expend commercially reasonable efforts to cause Stonewater Control Systems, Inc., or any comparable provider, to deliver to the Company executed counterparts of the IT Assets License Agreement pursuant to the provisions of Section 5.08; and (iii) Spire shall expend commercially reasonable efforts, and Spire and Gloria shall cause the Company to expend commercially reasonable efforts, to deliver executed counterparts of: (A) the Employment Agreement; (B) the Severance Agreement; and (C) the Offer Letter, in each case duly executed and/or countersigned by ***.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                                    OF SPIRE

     Except as disclosed in the Spire Disclosure Schedule, Spire hereby represents and warrants the hereinbelow items to each of Gloria and Gloria (Delaware), as of the date hereof and as of the Closing. Notwithstanding the foregoing, Spire shall not be liable for breach of the representations and warranties contained herein unless the accrued damage to Gloria and Gloria (Delaware) exceeds Five Thousand U.S. Dollars (US$5,000.00) resulting from any single claim or multiple claims arising out of the same facts, events or circumstances, computed cumulatively.

     Section 3.01. Organization, Authority and Qualification. Spire is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Spire has all necessary corporate power and authority to enter into this Agreement and the Joint Venture Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Spire is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by Spire of this Agreement and the Joint Venture Ancillary Agreements to which it is a party, the performance by Spire of its obligations hereunder and thereunder and the consummation by Spire of the transactions contemplated hereby and thereby have been duly

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exhange Commission.

authorized by all requisite action on the part of Spire, and no other corporate proceedings on the part of Spire is required in connection therewith. This Agreement has been, and upon its execution, each of the Joint Venture Ancillary Agreements to which Spire is a party will be, duly executed and validly delivered by Spire, and (assuming, if applicable, due authorization, execution and delivery by each of the other parties hereto and thereto) this Agreement constitutes and, upon its execution, each of the Joint Venture Ancillary Agreements to which Spire is a party shall constitute, a legal, valid and binding obligation of Spire, enforceable against Spire in accordance with its terms.

     Section 3.02. No Conflict. The execution, delivery and performance by Spire of this Agreement and the Joint Venture Ancillary Agreements to which it is a party do not and will not: (a) violate or conflict with any provision of its certificate of incorporation, Memorandum and Articles of Association, Articles of Incorporation, by-laws or similar organizational documents; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Spire or any of its respective assets, properties or business; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or a lapse of time, or both, would become a material default) under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on, or give rise to any loss of material rights under, or otherwise materially and adversely affect, the Spire Contributed Assets (or any portion thereof) pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or pursuant to which any of the Spire Contributed Assets is bound or affected. Spire has no basis to believe, in the exercise of reasonable discretion and foresight, that a Material Adverse Effect is likely to arise from the execution and consummation of this Agreement and the transactions hereby contemplated.

     Section 3.03. Consents and Approvals. The execution, delivery and performance by Spire of this Agreement and each Joint Venture Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other third Person, except as set forth on Section 3.03 of the Spire Disclosure Schedule and except where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Spire from performing any of its material obligations under this Agreement and each Joint Venture Ancillary Agreement to which it is a party.

     Section 3.04. Title to the Assets. Spire is the true and lawful owner of, and holds good and marketable title to, all of the Spire Contributed Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. Upon the contribution of the Spire Contributed Assets to the Company pursuant to
Section 2.02, title to all of the Spire Contributed Assets shall have been legally and validly transferred to the Company under applicable Law, and the Company will be the true and lawful owner of, and will receive good and marketable title to, the Spire Contributed Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

     Section 3.05. Absence of Litigation. There is no Action pending or, to the knowledge of Spire, threatened against Spire: (a) that seeks to restrain or enjoin or otherwise challenge the legality, validity or enforceability of this Agreement, the Operating Agreement, or any Joint Venture Ancillary Agreement; or (b) that relates to the Company Business or the Spire Contributed Assets (taken as a whole).

     Section 3.06. Compliance with Laws; Permits. (a) Spire is not in conflict in any material respect with, in material default under, or in material violation of, any Laws or Governmental Orders applicable to the Company Business or the Spire Contributed Assets (or any portion thereof), or by which either Spire believes it is reasonably likely to be bound or affected. There is no material judgment, injunction, order or decree that is binding upon Spire which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing the conduct of the Company Business as currently conducted or as currently contemplated to be conducted by the Company following the Closing.

     (b) Spire currently holds all material permits, licenses, authorizations, certificates, exemptions, registrations and approvals of Governmental Authorities (collectively, "Permits") necessary or proper for the current operation of the Company Business and the current use of the Spire Contributed Assets, such Permits are in full force and effect, and no suspension, cancellation or non-renewal of any such Permit is pending or, to the knowledge of Spire, threatened.

     Section 3.07. Contracts. Each Spire Contract is valid and in full force and effect and Spire is not in material breach of, or material default under, any such Spire Contract, and, to the Knowledge of Spire, no event has occurred that, with notice or lapse of time (or both), would constitute such a material breach or material default or permit termination, modification or acceleration under any such Spire Contract. Spire has not received any written notice of material breach, or material default under, or termination of, any Spire Contract.

     Section 3.08. Taxes. Except to the extent the failure of this representation to be true and correct would not materially adversely affect the Company Business or the Spire Contributed Assets: (a) Spire has filed all material Tax Returns required to be filed by it and has paid, or has adequately reserved for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns); (b) no material deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of Spire, proposed, against Spire that are not subject to adequate reserves; and (c) no audit or other examination of any Tax Return of Spire is presently in progress, nor has Spire been notified of any request for such an audit or other examination. There are no Tax liens on any of the Spire Contributed Assets.

     Section 3.09. Sufficiency of Spire Contributed Assets. The Spire Contributed Assets and the IT Assets, together with the Spire Transferred Employees and the benefits to be provided by Spire to the Company pursuant to the Transitional Services Agreement, constitute (a) all of the rights, Permits, properties and assets (including contracts and other intangible rights and assets, inventory, personal and tangible property and Intellectual Property) and
(b) all of the employees, in the case of both clause (a) and (b), as are necessary for the Company Business to be conducted immediately following the Closing on a stand-alone basis but otherwise in the same manner in all material respects as conducted by Spire before the date hereof in the ordinary course consistent with past practice.

     Section 3.10. Employees; Employee Benefits. Section 3.11(a)(1) of the Spire Disclosure Schedule includes a list of all employees, managers, officers and temporary workers of Spire who are related to the Company Business as of the date of such list (the "Spire Transferred Employees"). Opposite the name of each individual on Section 3.11(a)(1) of the Spire Disclosure Schedule is the position held by such individual, their date of hire by Spire, their salary level and their leave status, if any. Section 3.11(a)(2) of the Spire Disclosure Schedule contains: (a) all employment agreements of Spire with Spire Transferred Employees; and (b) all material severance programs and policies of Spire with respect to the Spire Transferred Employees. To the Knowledge of Spire, no Spire Transferred Employee is in material breach of such employment agreement. There is no other employment agreement between Spire and any Spire Transferred Employee.

     Section 3.11. Spire Financials. Section 3.12 of the Spire Disclosure Schedule sets forth a true and correct copy of the Spire Financials. The Spire Financials were prepared in accordance with US GAAP and fairly present in all material respects the direct revenues and direct expenses of the Company Business for the periods indicated therein. Since December 31, 2006, the Company Business has been conducted in the ordinary course and consistent with past practice in all material respects. Since December 31, 2006, there have no Liabilities arising out of or in connection with the Spire Contributed Assets, except for Liabilities that are not material to the Spire Contributed Assets and the Liabilities provided under Section 2.04.

     Section 3.12. Intellectual Property. (a) Section 3.13(a) of the Spire Disclosure Schedule sets forth a true and complete list of all registered Owned Intellectual Property necessary for the use of Spire PV Technology or otherwise used in the Spire PV Technology.

     (b) Spire is the lawful owner of the entire right, title and interest in and to the Owned Intellectual Property, and has a valid license to use the IT Assets. Spire has sufficient rights to use all such Owned Intellectual Property and the IT Assets in connection with the Company Business without limitation, all of which rights shall survive unchanged after the consummation of the transactions contemplated by this Agreement. The Spire PV Technology constitutes all of the Intellectual Property used or held for use in the operation of the Company Business and there are no other items of Intellectual Property that are material to or necessary for the operation of the Spire PV Technology. The Spire PV Technology: (i) has not been adjudged invalid or unenforceable in whole or in part, and is valid, subsisting and enforceable; and (ii) is currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. There is no Action or claim pending, asserted or threatened, contesting or challenging the ownership, validity, registerability or enforceability of, or Spire's right to use any Spire PV Technology.

     (c) The operation of the Spire PV Technology and the use thereof do not infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party, and no Action alleging any of the foregoing is pending, and no claim has been threatened or asserted against Spire alleging any of the foregoing. No Person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with the Spire PV Technology.

     (d) No Spire PV Technology is subject to any outstanding decree, order, injunction, judgment, agreement or ruling adversely affecting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.

     (e) Spire has taken all reasonable measures to maintain the confidentiality and value of all confidential information used in connection with the Company Business and Spire PV Technology. No Trade Secrets have been disclosed by Spire to any Person except that the Trade Secrets have been disclosed pursuant to a valid and appropriate non-disclosure agreement and/or license agreement and no law or obligation of confidentiality has been breached by such disclosure.

     (f) The IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the Company Business. The IT Assets have not materially malfunctioned or failed within the past three (3) years and do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that significantly disrupt or adversely affect the functionality of any IT Assets or other software or systems, except as disclosed in Section 3.13(f) of the Spire Disclosure Schedule. Spire has implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and no Person has gained unauthorized access to any IT Assets.

     (g) The consummation of the transactions contemplated by this Agreement will not result in: (i) the grant of any license under or creation of any Encumbrance on any Owned Intellectual Property used in connection with the Company Business or the IT Assets or any Intellectual Property that is owned by or licensed to Gloria prior to the Closing; or (ii) Gloria being: (A) bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business; or (B) obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by Spire prior to the Closing.

     (h) Neither Spire nor any of its Affiliates has granted or agreed to grant any license of or right to use, or authorized the retention of any rights to use any Spire PV Technology to any third party. Neither Spire nor any of its Affiliates has entered into any agreement granting to any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Spire PV Technology. No Governmental Authority funding, facilities of a university, college or research center or funding from third parties was used in the development of any of the Spire PV Technology, as a result of which any such Governmental Authority or institution, research center or third party would have any material claim that would constitute a material Encumbrance on the Spire PV Technology.

     (i) Spire owns the trademarks set forth in Section 3.13(i) of the Spire Disclosure Schedule and has the right to convey a license to the trademarks to the Company, as set forth in the Spire-Company Trademark License Agreement.

     Section 3.13. Receivables. Section 3.14 of the Disclosure Schedule contains an aged list of the Receivables. All Receivables arose from sale of inventory and the provision of services to Persons not affiliated with Spire and in the ordinary course of business consistent with past practice and constitute or will constitute, as the case may be, only valid, undisputed (to the Knowledge of Spire) claims of Spire not subject (to the Knowledge of Spire) to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within one hundred twenty (120) days after the Closing.

     Section 3.14. Full Disclosure. Spire is not aware of any facts pertaining to the Company Business or the Spire Contributed Assets which are reasonably probable to have a Material Adverse Effect and which have not been disclosed in this Agreement, the Spire Disclosure Schedule or otherwise disclosed to Gloria by Spire in writing. No representation or warranty of Spire in this Agreement, nor any statement or certificate furnished or to be furnished to Gloria pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF GLORIA AND GLORIA (DELAWARE)

     Each of Gloria and Gloria (Delaware) hereby represents and warrants the hereinbelow items to Spire, as of the date hereof and as of the Closing. Notwithstanding the foregoing, Gloria and Gloria (Delaware) shall not be liable for breach of the representations and warranties contained herein unless the accrued damage to Spire exceeds Five Thousand U.S. Dollars (US$5,000.00) resulting from any single claim or multiple claims arising out of the same facts, events or circumstances, computed cumulatively.

     Section 4.01. Organization, Authority and Qualification. Each of Gloria and Gloria (Delaware) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Gloria and Gloria (Delaware) has all necessary corporate power and authority to enter into this Agreement and the Joint Venture Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Gloria and Gloria (Delaware) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each of Gloria and Gloria (Delaware) of this Agreement and the Joint Venture Ancillary Agreements to which it is a party, the performance by each of Gloria and Gloria (Delaware) of its respective obligations hereunder and thereunder and the consummation by each of Gloria and Gloria (Delaware) of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Gloria and Gloria (Delaware), and no other corporate proceedings on the part of Gloria and Gloria (Delaware) is required in connection therewith. This Agreement has been, and upon its execution, each of the Joint Venture Ancillary Agreements to which Gloria or Gloria (Delaware) is a party will be, duly executed and validly delivered by Gloria or Gloria (Delaware) (as the case may be), and (assuming, if applicable, due authorization, execution and delivery by each of the other parties hereto and thereto) this Agreement constitutes and, upon its execution, each of the Joint Venture Ancillary Agreements to which Gloria or Gloria (Delaware) is a party shall constitute, a legal, valid and binding obligation of Gloria and Gloria (Delaware), enforceable against Gloria and Gloria (Delaware) in accordance with its terms. Neither Gloria, nor Gloria (Delaware) has any basis to believe, in the exercise of reasonable discretion and foresight, that a Material Adverse Effect is likely to arise from the execution and consummation of this Agreement and the transactions hereby contemplated.

     Section 4.02. No Conflict. The execution, delivery and performance by each of Gloria and Gloria (Delaware) of this Agreement and the Joint Venture Ancillary Agreements to which it is a party do not and will not: (a) violate or conflict with any provision of its certificate of incorporation, Memorandum and Articles of Association, Articles of Incorporation, or by-laws or similar organizational documents; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to Gloria, Gloria (Delaware) or any of their respective assets, properties or business; or (c) conflict in any material respect with, result in any material breach of, constitute a material default (or event which with the giving of notice or a lapse of time, or both, would become a material default) under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on, or give rise to any loss of material rights under, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

     Section 4.03. Consents and Approvals. The execution, delivery and performance by each of Gloria and Gloria (Delaware) of this Agreement and each Joint Venture Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or other third Person.

     Section 4.04. Absence of Litigation. There is no Action pending or, to the knowledge of Gloria, threatened against Gloria or Gloria (Delaware) that seeks to restrain or enjoin or otherwise challenge the legality, validity or enforceability of this Agreement , the Operating Agreement, or any Joint Venture Ancillary Agreement.

     Section 4.05. Export Regulations and Other Laws. Spire is subject to the export regulations of the United States Department of Commerce and other regulatory agencies that regulate the export from the United States of certain technical data and information. Because of these regulations, the Parties to this Agreement recognize that Spire may furnish such technical data to Gloria and Gloria (Delaware) only on the condition that Gloria and Gloria (Delaware) not re-export the technical data and/or information to any country to which Spire may not, without a validated export license, export such data directly. Gloria and Gloria (Delaware) acknowledge that Gloria and Gloria (Delaware) are knowledgeable of such export regulations and agree not to violate them or take any action or fail to take such action that would allow technical data and/or information or any product based on them to be shipped either directly or indirectly to any country not permitted by said regulations unless prior, written authorization is obtained from the relevant agencies having jurisdiction over such shipment either directly or through Spire. The Parties hereby represent and warrant that the transaction contemplated by this Agreement does not and will not result in any violation of such export regulations or any other laws or regulations governing this Agreement by virtue of the nationality or structure of any owners or Affiliates of Gloria or Gloria (Delaware).

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.01. Access to Information. In order to facilitate the resolution of any claims made by or against or incurred by Gloria after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, Spire shall: (a) retain the books and records of Spire which relate to the Company Business and the Spire Contributed Assets (including the Spire PV Technology) for periods prior to the Closing and which shall not otherwise have been delivered to Gloria; and (b) upon reasonable notice, afford the officers, employees, agents and representatives of Gloria reasonable access (including the right to make photocopies, at Gloria's expense), during normal business hours, to such books and records.

     Section 5.02. Confidentiality. Spire agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the Company Business, the Spire Contributed Assets (including the Spire PV Technology) and the Gloria Parties; (b) in the event that Spire or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Gloria with prompt written notice of such requirement so that Gloria may seek a protective order or other remedy or waive compliance with this Section 5.02; (c) in the event that such protective order or other remedy is not obtained, or Gloria waives compliance with this Section 5.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; and (d) promptly furnish to Gloria any and all copies of all such confidential information then in the possession of Spire or any of its agents, representatives, Affiliates, employees, officers or directors and destroy any and all additional copies then in the possession of Spire or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Spire, its agents, representatives, Affiliates, employees, officers or directors.

     Section 5.03. Third Party Consents. Spire shall, at its own expense, give promptly notices to third parties and use commercially reasonable efforts to obtain the third party consents listed on Section 3.03 of the Spire Disclosure Schedule, including, without limitation, the third party consents required in connection with the Assignment and Assumption Agreement as soon as practicable but in no event later than sixty (60) days following the Closing. The Parties hereby agree that the failure by Spire to obtain any of such third party consents shall constitute a Material Breach (as defined in the Operating Agreement) under the Operating

Agreement and Gloria or Gloria (Delaware) shall have the right to enforce
Article 13 of the Operating Agreement.

     Section 5.04. Notice of Developments. Until each Party obtains all authorizations, consents, orders and approvals of all Governmental Authorities and third parties set forth in Section 5.03 above, such Party shall promptly notify each other Party in writing of: (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the notifying Party in this Agreement or which could have the effect of making any representation or warranty of the notifying Party in this Agreement untrue or incorrect in any respect; and (b) all other material developments affecting the Company Business, the Spire Contributed Assets and the Spire PV Technology.

     Section 5.05. Tax Cooperation and Exchange of Information. The Parties shall provide each other with such cooperation and information as either of them reasonably may request of the other relating to the Spire Contributed Assets (including access to books and records) as is reasonably necessary for: (a) filing any Tax Return, amended Tax Return or claim for refund; (b) determining a liability for Taxes or a right to a refund of Taxes; or (c) participating in or conducting any audit or other proceeding in respect of Taxes. Each of the Parties shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Spire Contributed Assets for each taxable period first ending after the Closing and for all prior taxable periods until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods; and (ii) six (6) years following the due date (without extension) for such Tax Returns.

     Section 5.06. Conveyance Taxes. Spire shall be liable for and shall hold Gloria harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. Spire, after the review and consent by Gloria, shall file such applications and documents as shall permit any such Conveyance Tax to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.

     Section 5.07. Spire Transferred Employees. (a) Within thirty (30) days after Closing, (i) the Parties shall cause the Company to offer employment to *** and each of the other Spire Transferred Employees by sending an offer letter with terms mutually acceptable to Parties (the "Offer Letter"); and (ii) Spire shall cause *** and each of the other Spire Transferred Employees to accept such offer and enter into an Employment Agreement substantially in the form of Exhibit A (the "Employment Agreement") and the Severance Agreement and Release substantially in the form of Exhibit B attached hereto (the "Severance Agreement and Release").

     (b) *** hereby acknowledges and accepts *** interim appointment as an agent and Manager of the Company, as of the Closing, effective until the sooner of the satisfaction of clause (ii) in the foregoing paragraph, or thirty (30) days from the Closing. During such interim period, Spire shall continue to pay, at its own expense, the customary salary

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

and benefits of ***, and acknowledges *** primary duty, as an officer from Closing, to the Company.

     (c) Spire shall use commercially reasonable efforts to cause each of the other Spire Transferred Employees to accept the Company's offer and enter into the Employment Agreement and the Severance Agreement and Release within thirty
(30) days after the Closing.

     Section 5.08. IT Assets License Agreement. ***.

     Section 5.09. Joint Venture Ancillary Agreements. At the Closing, each Party shall, and shall cause the Company to, enter into each Joint Venture Ancillary Agreement to which such Party or the Company (as the case may be) is a party.

     Section 5.10. Non-Competition. Neither Gloria nor Spire shall, directly or indirectly, compete with the Company in the design, marketing, sale, installation coordination, or project management of PV Systems in the United States by using PV Modules or any other type of photovoltaic electricity-generating panels (***). For three (3) years from the date hereof, Spire shall not mass manufacture, market, or sell any PV Modules throughout the world. Beginning on the fourth (4th) anniversary of the date hereof, Spire shall only be allowed to sell PV Modules as a commodity item outside of the United States. Subject to the foregoing restrictions, Spire shall have the right to continue to do the following on a non-exclusive basis: (i) design, build, and sell PV Module manufacturing equipment, including sales of any advanced manufacturing equipment line to produce PV Systems for Spire's customers, including customers in all fields (specifically including, without limitation, customers seeking to build utility-scale electric generation stations and customers seeking to build equipment suitable for building such manufacturing equipment, whether conducted by Spire directly or under license (or sublicense) from Spire); (ii) receive CE markings and Underwriters Laboratories listings;
(iii) instruct module design theory and assembly processes to customers; (iv) design and produce prototype modules in support of manufacturing equipment sales or research and development programs; (v) use the Spire PV Technology to sell PV Modules and PV Systems, pursuant to the above-stated restrictions, and to conduct all PV Systems business on a non-exclusive basis, in any territory other than the United States, and including, without limitation, as allowed pursuant to the Technology License Agreement; and (vi) develop, research, enhance, perfect, file letters patent on, retain trade secrets on, sell, license, or otherwise use Spire Intellectual Property, provided that if Spire develops any new PV Module technology during the term of this Agreement, Spire shall be prevented from any market launch of such technology for one (1) year from the date of the Closing, and Spire shall, in good faith, offer to license the new PV Module

*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

technology to Gloria and the Company pursuant to a long-term intellectual property license agreement on commercially reasonable terms and conditions. For the avoidance of doubt, Gloria shall have the right to sell PV Modules as a commodity item throughout the world.

     Section 5.11. Further Action. Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements and to consummate and make effective the transactions contemplated hereby.

                                   ARTICLE VI

                                 INDEMNIFICATION

     Section 6.01. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, the Operating Agreement, and the Joint Venture Ancillary Agreements shall survive the Closing until sixty (60) days after the expiration of the relevant statute of limitations for the Liabilities in question; PROVIDE, HOWEVER, that the representations and warranties made pursuant to Sections 3.01, 3.02, 3.04, 3.09,
4.01 and 4.02 shall survive indefinitely. Neither the period of survival nor the liability of a Party with respect to such Party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other Party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

     Section 6.02. Indemnification. (a) The Gloria Parties and their Affiliates, officers, directors, employees, agents, successors and assigns (each a "Gloria Indemnified Party") shall be indemnified and held harmless by Spire (the "Indemnifying Party") for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) actually suffered or incurred by the Indemnified Parties (including any Action brought or otherwise initiated by any of them) (hereinafter a "Loss") arising out of or resulting from:

     (i) the breach of any representation or warranty made by Spire contained in this Contribution Agreement or any Joint Venture Ancillary Agreement;

     (ii) the breach of any covenant or agreement by Spire contained in this Contribution Agreement or any Joint Venture Ancillary Agreement;

     (iii) Excluded Liabilities; and

     (iv) any and all Losses suffered or incurred by Gloria or any of its Affiliates, officers, directors, employees, agents, successors and assigns by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Spire occurring or existing prior to the Closing.

     (b) Spire and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Spire Indemnified Party") shall be indemnified and held harmless by Gloria (the "Indemnifying Party") for and against any and all Losses arising out of or resulting from:

     (i) the breach of any representation or warranty made by Gloria contained in this Agreement or any Joint Venture Ancillary Agreement; and

     (ii) the breach of any covenant or agreement by the Gloria Parties contained in this Agreement or any Joint Venture Ancillary Agreement.

     (c) However and notwithstanding clauses (a) and (b) above: (i) an Indemnified Party shall not be liable for any claim for indemnification pursuant to this Section 6.02, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds Twenty-Five Thousand US Dollars (US$25,000.00), whereupon the Indemnified Party shall be entitled to indemnification for the full amount of such Losses.

                                   ARTICLE VII

                             TERMINATION AND WAIVER

     Section 7.01. Termination. This Agreement may be terminated at any time:

     (a) by any Party if the Closing shall not have occurred as of the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 7.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on such date;

     (b) by Spire if the Gloria Parties fails to make the Gloria Cash Contribution pursuant to Section 2.04;

     (c) by any Party in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by any Party in the event that any other Party: (i) terminates the Operating Agreement or the Asset Purchase Agreement; or (ii) defaults under, breaches, or fails to perform any of the material obligations, covenants, or agreements (such default or breach hereinafter a "Material Breach") contained in the Operating Agreement or the Asset Purchase Agreement, and such Material Breach is not remedied within thirty (30) days after notification thereof by the non-defaulting Party; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any Party whose failure to fulfill any obligation under the Operating Agreement or the Asset Purchase Agreement, as the case may be, shall have been the cause of, or shall have resulted in, the termination or Material Breach, as the case may be;

     (e) by the mutual written consent of Spire and Gloria; or

     (f) by any Party upon a material breach by the other Party of its representation, warranty, covenant or agreement set forth in this Agreement if such breach is not curable within thirty (30) days after a written notice of such breach is provided to the breaching party.

     Section 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except: (a) as set forth in Sections 5.02 and 8.01; (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement; and (c) that the Parties shall liquidate the Company pursuant to the applicable Law and the Operating Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

     Section 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specification notice given in accordance with this Section 8.02:

     (a)  if to Spire:
          Spire Corporation
          One Patriots Park
          New Bedford, Massachusetts 01730
          Facsimile:  +1-781-275-7470
          Attention:  Rodger LaFavre, Chief Operating Officer

     (b)  if to Gloria:
          Gloria Solar Co., Ltd.
          No. 498, Section 2, Bentian Road
          An-Nan Dist., Tainan
          70955, Taiwan, Republic of China
          Facsimile:  +866-6-38407333
          Attention:  George Hsu, Chief Operating Officer

     (c)  if to Gloria (Delaware):
          Gloria Solar Co., Ltd.
          No. 498, Section 2, Bentian Road
          An-Nan Dist., Tainan
          70955, Taiwan, Republic of China
          Facsimile:  +866-6-38407333
          Attention:  George Hsu, Chief Operating Officer

     Section 8.03. Publicity. So long as this Agreement is in effect, no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall, to the extent practicable, allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance

     Section 8.04. Severability. If any term or provision of this Agreement is held by a court or arbitral panel of competent jurisdiction to be in violation of any applicable Law, judicial decision or public policy, and if such court or arbitral panel declares such term or provision to be illegal, invalid, unlawful, void, voidable or unenforceable as written, then such provision shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, and the remainder of the terms and provisions shall be construed as if such illegal, invalid, unlawful, void, voidable or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions shall be in accordance with the intent of the Parties.

     Section 8.05. Entire Agreement. The Primary Transaction Agreements and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

     Section 8.06. Interpretation. In the event of any inconsistency among the terms and conditions of the Primary Transactions Agreements related to the subject matter herein, the terms and conditions shall govern in the following order: (a) the Operating Agreement; (b) this Agreement; (c) the Asset Purchase Agreement. In the event of any inconsistency among the terms and conditions of this Agreement and the Joint Venture Ancillary Agreements related to the subject matter herein, the terms and conditions of this Agreement shall govern over the Joint Venture Ancillary Agreements. In the event of a minor inconsistency between such documents, the provisions thereof shall be interpreted so as to minimize any such inconsistency, to be read as a harmonious whole.

     Section 8.07. Assignability and Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior, written consent of the other Party, except as provided herein; PROVIDED, HOWEVER, that this Agreement or any of its rights and obligations hereunder may be assigned by any Party to one or more of its Affiliates without the prior written consent of the other Parties. The rights and remedies of this Agreement are intended solely for the benefit of the Parties, their successors and permitted assigns and are not intended to create or confer any rights or obligations enforceable by any third party, except as otherwise provided by applicable Law.

     Section 8.08. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.

     (a) No failure or delay by any Party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 8.09. Specific Performance. Spire agrees that the Gloria Parties would suffer irreparable damage in the event any provision of this Agreement was not performed by Spire in accordance with the specific terms hereof and that the Gloria Parties shall be entitled to specific performance of such terms, in addition to any other remedy at law or in equity.

     Section 8.10. Nondisclosure of Terms of Agreement. Each Party agrees that it shall not disclose the terms of this Agreement, other than to its agents, officers, attorneys, accountants, and other required professionals, without the consent of the other Party, except to the extent required by Law or Governmental Orders or unless served with compulsory process in any judicial proceeding, in which event, such Party agrees to give prompt notice to the other Parties of the compulsory process.

     Section 8.11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance, and remedies.

     Section 8.12. Dispute Resolution. (a) If any dispute is not resolved within fourteen (14) days after the notice given by the Party raising such dispute to the other, either Party may give notice to the other Party of this failure and, thereupon, may commence Arbitration pursuant to clause (b) herein below. The Parties hereby exclude recourse to the courts, unless required for urgent interim measures of protection, such as the threat of irreparable harm.

     (b) The Arbitration proceedings shall be conducted under the rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be Singapore. The arbitration shall be conducted in the English language and there shall be three arbitrators, with Spire and any Gloria Party each picking one arbitrator, and the two arbitrators picking a third arbitrator.

     (c) In the resolution of the dispute, the arbitrators shall give effect to the letter and the spirit of this Agreement and, where necessary, reconcile conflicting provisions of the Agreement in this spirit. In case of conflict between the Agreement and the applicable Law, the arbitrators shall give effect to this Agreement and the reasonable intentions and expectations of the Parties.

     Section 8.13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


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

     IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                      SPIRE CORPORATION

                                      By: /s/ Roger G. Little
                                          ------------------------
                                          Name: Roger G. Little
                                          Title: CEO

                                      GLORIA SOLAR CO., LTD.

                                      By: /s/ George Hsu
                                          ------------------------
                                          Name: George Hsu
                                          Title: COO

                                      GLORIA SOLAR (DELAWARE) COMPANY, LTD.

                                      By: /s/ George Hsu
                                          ------------------------
                                          Name: George Hsu
                                          Title: COO

                                      ACKNOWLEDGED AND AGREED

                                      By: /s/ ***
                                          ------------------------
                                          Name: ***



*** Represents text omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

                                       29